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                                                                     EXHIBIT 2.4


                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") is made and entered into the 26th day of September, 1996, by and between BANCFIRST CORPORATION, an Oklahoma corporation ("BancFirst Corp"), and COMMERCE BANCORPORATION, INC., an Oklahoma corporation ("Commerce"), which corporations are also sometimes hereinafter referred to collectively as the "Constituent Corporations."


                              W I T N E S S E T H:

     WHEREAS, BancFirst Corp is a registered bank holding company duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of (i) 7,500,000 shares of common stock, par value $1.00 per share, 6,215,624 of which are currently issued and outstanding, (ii) 900,000 shares of 10% preferred stock, par value $5.00 per share, none of which are currently issued and outstanding, and (iii) 10,000,000 shares of senior preferred stock, par value $1.00 per share, none of which are currently issued and outstanding; and

     WHEREAS, Commerce is a registered bank holding company duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of (i) 45,000 shares of common stock, par $1.00 per share, 22,532.66 of which are currently issued and outstanding; and (ii) 6,500 shares of 10% cumulative preferred stock, par value $13.25 per share, none of which are currently issued and outstanding; and

     WHEREAS, it is deemed advisable and to the benefit of the Constituent Corporations and their respective shareholders that the parties adopt a plan of reorganization (the "Reorganization") in accordance with the provisions of
Section 368 (a)(1)(C) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, pursuant to the Reorganization, BancFirst Corp (i) will issue certain shares of its common stock to Commerce, (ii) will acquire in exchange for those shares full right, title, and interest in all of the Company's assets, including all of the shares of common stock of The Bank of McCloud (the "Bank") which are owned by Commerce, and (iii) will assume and become directly liable for all of Commerce's liabilities (as defined in Section 1.02);

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

     1.  Purchase and Sale of Commerce' Assets; Assumption of Liabilities.
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     1.01  The Assets.  In exchange for the consideration specified in
           ----------
     Section 2, and
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     subject to the terms and conditions provided herein, at the Closing (as defined in Section 3) Commerce agrees to sell to BancFirst Corp and BancFirst Corp agrees to purchase all of Commerce' assets (the "Assets") as they exist at the Closing Date.

         1.02  Liabilities. Commerce agrees to assign to BancFirst Corp, and
               -----------
     BancFirst Corp agrees to assume on the Closing Date and pay and discharge in due course, all of Commerce' debts, liabilities, obligations and contracts, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on the balance sheets or records of Commerce (the "Liabilities").

         2.    Issuance of BancFirst Corp Stock.
               --------------------------------

         2.01  Stock Issuance.  At the Closing, in consideration for
               --------------
     acquisition of the Assets, BancFirst Corp, in addition to assuming the Liabilities, shall issue to Commerce a total number of shares of BancFirst Corp common stock which shall be determined by multiplying 6.9335 times the number of outstanding shares of Commerce common stock).

         2.02  No Fractional Shares. If the number of shares of BancFirst Corp
               --------------------
     common stock determined pursuant to Section 2.01 is a total that includes a fractional share, then the total number of shares of BancFirst Corp common stock issuable to Commerce shall be increased to the next full share.

         3.    Closing.
               -------

         3.01  Date of Closing.  The parties intend that the closing of the
               ---------------
     transactions contemplated hereby (the "Closing") shall take place on the latter to occur of: (a) the date as of which BancFirst Corp has obtained all necessary prior written approval of the Federal Reserve Board ("Federal Reserve") for both (i) the transactions contemplated by the Reorganization Agreement and (ii) the separate merger of the Bank into BancFirst, and any mandatory waiting period has expired (or if such date is not a business day, then the next business day following); (b) the date as of which the Oklahoma State Banking Board has approved the separate merger of the Bank into BancFirst; (c) as soon as possible following the first month-end date as of which Commerce's "Common Equity Capital" (as defined in Section
     3.02) equals not less than $1,600,000, or (iv) such later date as the Constituent Corporations may agree upon. The date of Closing is referred to herein as the "Closing Date."

          3.02  Common Equity Capital. "Common Equity Capital" shall be
                ---------------------
     determined by taking the amount of Commerce's total equity capital attributable to the holders of its common stock, determined in accordance with generally accepted accounting principles, as further adjusted to carry out each of the following adjustments:

                (a) Any investment in McLoud Insurance Agency or its assets shall be reduced to $0;

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                (b) Any common stock dividend declared or paid by Commerce between the month-end preceding the Effective Time and the Effective Time shall be deducted;

                (c) Any adjustment to loan loss reserve which otherwise might be required by generally accepted accounting principles shall be eliminated, provided that the requirements of Section 5.05 hereof are met; and

                (d) Any entries to account for the future benefits payable under that certain agreement effective January 11, 1995, by and between Commerce and Donald Bierman shall be added back in determining Common Equity Capital.

          3.03  Actions of Commerce at Closing. At Closing, Commerce shall;
                ------------------------------

                (a) Deliver to BancFirst Corp certificates representing all shares of Bank Common stock owned by Commerce, duly assigned to BancFirst Corp or with duly executed assignments separate from certificates;

                (b) Execute, acknowledge and deliver to BancFirst Corp such deeds, bills of sale, endorsements, assignments, and other instruments of sale, conveyance, transfer and assignment, as required or desirable in order to effectively vest in BancFirst Corp title to any of the other Assets; and

                (c) Deliver to BancFirst Corp all files, documents, papers, agreements, books of account and other records pertaining to the Assets purchased and liabilities assumed by BancFirst Corp other than Commerce' corporate minute books.

          3.04  Actions of BancFirst Corp at Closing.  At Closing, BancFirst
                ------------------------------------
     Corp shall execute and deliver to Commerce one or more undertakings or other agreements whereby BancFirst Corp assumes and agrees to pay and discharge in due course the Liabilities of Commerce which BancFirst Corp has agreed pursuant to Section 1.02 of this Agreement to assume, pay, discharge, perform and fulfill, in such form as may be reasonably required by counsel to Commerce.

          3.05  Further Assurances.  Each of the parties hereto agrees to
                ------------------
     execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by the other party as are necessary or desirable to consummate the transactions contemplated by this Agreement.

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          4.  Restrictive Legend. The stock certificates evidencing shares of
              ------------------
     BancFirst Corp common stock issued in the Reorganization will bear the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
               NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
               OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD
               OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AND/OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO COUNSEL FOR THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

          5.  Commerce's Covenants. Commerce agrees that, prior to the Effective
              --------------------
     Time:

          5.01  Business Operations.  Commerce and the Bank shall conduct their
                -------------------
     respective operations only in the ordinary and usual course of business consistent with past and current practices. Exclusive of lending and deposit contracts, neither Commerce nor the Bank will enter into any new contract, or renew or extend any existing contract, without the prior consent of BancFirst Corp. Neither Commerce nor the Bank will (a) sell any assets (except as permitted by Section 5.04), or (b) purchase any fixed assets at a price of more than $10,000 tn the aggregate.

          5.02  Employee Compensation. Except with BancFirst Corp's prior
                ---------------------
     written consent or pursuant to contracts in existence as of the date hereof and except for normal annual salary increases consistent with past practices, no increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of Commerce or the Bank, and no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid to, for or on behalf of any of such officers or employees other than as required by presently existing pension, profit sharing, bonus and similar benefit plans as presently constituted, and no agreement or plan other than those now in effect shall be adopted or committed for; provided, however, this section shall not limit Commerce's ability to commit to pay consulting fees for a term ending on or before the Effective Time.

          5.03  Retirement of Preferred Stock. On or prior to the Effective
                -----------------------------
     Time, Commerce will have retired all of its then outstanding 10% cumulative preferred stock at a price not to exceed $80,000.

          5.04  Duration of Securities. The Bank shall have eliminated from its
                ----------------------
     securities portfolio any securities that, as of the date of the Reorganization Agreement, have a duration beyond June 1, 1998. Further, the Bank shall not purchase any securities after the date hereof which have a duration beyond June 1, 1998.

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          5.05  Adequacy of Bank's Reserve for Loan Losses.  If the Bank's loan
                ------------------------------------------
     loss reserve equals or exceeds 1.5% of the Bank's total loans outstanding as of the month-end immediately preceding the Effective Time, BancFirst Corp shall deem the reserve to be adequate. Prior to the month-end immediately preceding the Effective Time, the Bank may reduce its reserve for loan losses to an amount not less than 1.5% of total loans outstanding, crediting any amount in excess of that percentage to income.

          6.  Accountinq Matters.  For accounting purposes the transaction shall
              ------------------
     be treated as a book value purchase transaction. The assets and liabilities of Commerce at the Closing date shall be taken upon the books of BancFirst Corp at their respective values as reflected on the books of Commerce.

          7.  Submission to Shareholders and the Federal Reserve. The
              --------------------------------------------------
     Reorganization Agreement is subject to obtaining the approval of the shareholders of Commerce, and shall be submitted to the shareholders of Commerce at a meeting called for such purpose. Upon approval by the requisite vote of the shareholders of Commerce and after obtaining all necessary approval from the Federal Reserve, the Closing shall occur as soon as practicable thereafter in the manner provided in Section 3.01 hereof.

          8.  Termination.  This Reorganization Agreement may be terminated and
              -----------
     abandoned at any time prior to the Closing, whether before or after action thereon by the shareholders of Commerce;

               (a) by the mutual consent in writing of the boards of directors of BancFirst Corp and of Commerce; or

               (b) by the board of directors of BancFirst Corp in writing at any time prior to the Closing if BancFirst Corp determines, in its sole discretion, that there has been a material adverse change in the financial condition of Commerce or of the Bank; or

               (c) by the board of directors of Commerce in writing at any time prior to the Closing if Commerce determines, in its sole discretion, that there has been a material adverse change in the financial condition of BancFirst Corp or of BancFirst; or

               (d) by the board of directors of either of the Constituent Corporations in writing at any time prior to the Closing if (1) a material breach shall exist with respect to any written representation or warranty made by the other Constituent Corporation in connection with the transactions, or (2) the other Constituent Corporation, without prior written consent of such Constituent Corporation, shall take any action prohibited by this Reorganization Agreement, or (3) in the opinion of the board of directors of such Constituent Corporation, any consent of any third party is reasonably necessary to carry out the transactions, or to prevent a default under any outstanding obligation

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               of either Constituent Corporation, and such consent is not obtainable; or

               (e) by the board of directors of BancFirst Corp in writing at any time prior the Closing if any covenant contained in Section 5 has been breached by Commerce; or

               (f) by the board of directors of either BancFirst Corp or Commerce in writing if the Closing has not occurred by December 31, 1996.

          In any event of the termination and abandonment of this Reorganization Agreement pursuant to the provisions of this Section 8, the same shall be of no further force or effect.

          9.  Waiver, Extension and Amendment. Any of the terms or conditions of
              -------.-----------------------
     this Reorganization Agreement may be waived at any time, whether before or after action thereon by the shareholders of BancFirst Corp or Commerce, by the party which is entitled to the benefits thereof; and this Reorganization Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of BancFirst Corp or Commerce, by the parties hereto. Any wavier, modification or amendment shall be in writing.

                                       6
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     IN WITNESS WHEREOF BancFirst Corp and Commerce have caused this
Reorganization Agreement to be executed by their duly authorized officers and their corporate seals to be affixed as of the date first above written.

          "BANCFIRST CORP"          BANCFIRST CORPORATION
                                    Oklahoma City, Oklahoma



                                    By   /s/ David E. Rainbolt
                                       ----------------------------------------
                                         David E. Rainbolt, Chief Executive
                                         Officer and President

ATTEST:


/s/ Randy Foraker
-----------------------------------
Randy Foraker, Secretary

(SEAL)


          "COMMERCE"                COMMERCE  BANCORPORATION,  INC.
                                    McCloud, Oklahoma



                                    By   /s/ H. E. Rainbolt
                                       ----------------------------------------
                                         H. E. Rainbolt, President

ATTEST:


/s/ Leslie E. Greathouse, Secretary
-----------------------------------
Leslie E. Greathouse, Secretary

(SEAL)

                                       7
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                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION


     1. This Plan is intended to accomplish the complete liquidation and dissolution of Commerce Bancorporation, Inc. ("Commerce"), an Oklahoma corporation, in the manner stated in this Plan.

     2. This Plan shall be adopted when it shall have been approved by the holders of a majority of the issued and outstanding shares of the common stock of Commerce.

     3. After this Plan has been adopted by the shareholders, and after the Closing Date of the transactions contemplated by that certain "Agreement and Plan of Reorganization" (the "Agreement") by and between BancFirst Corporation and Commerce, Commerce shall cease doing business and shall thereupon distribute all of its assets, consisting solely of BancFirst Corporation common stock, to its shareholders, as more specifically provided below.

     4. Each holder of shares of Commerce's common stock shall be entitled to receive in the aggregate in liquidation of all of his shares of common stock that number of the shares of BancFirst Corporation common stock owned by the Corporation which shall be determined by multiplying 6.9335 times the number of shares of Commerce's common stock owned by that holder.

     5. If the total number of shares that any shareholder would be entitled to receive pursuant to Section 4 hereof includes a fractional share, then the total number of shares to be distributed to that shareholder (excluding R Banking Ltd. Partnership) shall instead be rounded upward to the next full share. If the number of shares of BancFirst Corporation common stock owned by Commerce is not sufficient to satisfy the total required by this section because of the rounding upward of fractional shares, then the aggregate number of full and fractional shares required to round other shareholders' shares shall be deducted from the total number of shares that R Banking Ltd. Partnership would otherwise be entitled to receive in liquidation pursuant to Section 4 hereof.

     6. By the terms of the Agreement, immediately following the Closing Commerce will have no assets other than BancFirst Corporation common stock, and will have no remaining liabilities. Accordingly, upon distribution of the BancFirst Corporation common stock as provided above, Commerce shall be formally dissolved in accordance with the Oklahoma General Corporation Act.

     7. The officers of Commerce are authorized and directed to file a Certificate of Dissolution with the Secretary of State of the State of Oklahoma as required by the Oklahoma General Corporation Act.

     8. Commerce shall file Form 966 with the Internal Revenue Service, together with a certified copy of the resolution adopting this Plan by the shareholders within thirty (30) days after this Plan shall have been adopted.

     9. The officers of Commerce are hereby authorized and directed to perform all acts necessary to effect the liquidation and dissolution of Commerce including, without limitation, the execution of all documents, instruments and records incident to such liquidation.

     10. Notwithstanding the foregoing, the board of directors of Commerce may abandon this Plan of Complete Liquidation and Dissolution without further action by the shareholders, if the board in its discretion determines that such abandonment is desirable under the circumstances that then exist.